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                                                                       EXHIBIT 2

                      PLAN OF CONVERSION AND REORGANIZATION
                                       OF
                         NCRIC, A MUTUAL HOLDING COMPANY

                                    PREAMBLE

     WHEREAS, in 1998 the National Capital Reciprocal Insurance Company reorganized to form NCRIC, A Mutual Holding Company (the "MHC") as a District of Columbia mutual insurance holding company under the District of Columbia Reciprocal Insurance Company Act of 1998, D.C. Act 12-301 (the "MHC Reorganization"); and

     WHEREAS, effective upon the MHC Reorganization, the National Capital Reciprocal Insurance Company changed its name to NCRIC, Inc. and became the wholly owned subsidiary of NCRIC Group, Inc. ("NCRIC Group"); and

     WHEREAS, immediately following the MHC Reorganization, the MHC acquired 100% of the issued and outstanding capital stock of NCRIC Holdings, Inc. ("Holdings"), which in turn acquired 100% of the issued and outstanding capital stock of NCRIC Group; and

     WHEREAS, in July 1999 NCRIC Group offered for sale shares of its common stock in a subscription offering, on a priority basis to NCRIC, Inc. policyholders who were members of the MHC, and thereafter to members of the public (the "Initial Public Offering"); and

     WHEREAS, as a result of the Initial Public Offering, Holdings owns approximately 60% of the issued and outstanding shares of common stock of NCRIC Group; and

     WHEREAS, as a result of the Initial Public Offering, the common stock of NCRIC Group is registered with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") and is publicly traded over the counter through the Nasdaq SmallCap Market System; and

     WHEREAS, the MHC proposes to convert to stock form (the "Conversion") in accordance with this Plan of Conversion and Reorganization and the laws of the District of Columbia, including Chapters 7 and 9 of Title 31 of the District of Columbia Code; and

     WHEREAS, pursuant to this Plan of Conversion and Reorganization, (i) the MHC and Holdings will each be merged into NCRIC Group, with NCRIC Group being the surviving entity in each merger, (ii) a new Delaware corporation, NCRIC Group, Inc., will be established as a successor to NCRIC Group (the District of Columbia corporation) (iii) the shares of common stock of NCRIC Group owned by Holdings will be offered for sale with priority purchase rights given to the policy holders of NCRIC, Inc. who are members of the MHC, and (iv) existing shareholders of NCRIC Group other than Holdings (the "Minority Stockholders") will receive shares of NCRIC Group based on an exchange ratio that will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of NCRIC Group Company Common Stock immediately upon completion of the Conversion as the percentage of

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NCRIC Group common stock owned by them in the aggregate immediately prior to the consummation of the Conversion; and

     WHEREAS, every policy issued by NCRIC, Inc. that is in force on the effective date of the Conversion shall continue as a policy of NCRIC, Inc. and all contract rights of such policies shall be and remain; and

     WHEREAS, the Conversion is designed to enhance NCRIC Group's strategic and financial flexibility by furthering its access to capital markets, which will facilitate the MHC's goal of serving physicians' needs by maintaining NCRIC, Inc. as an effective and competitive insurer in the future; and

     WHEREAS, the Board of Directors of the MHC believes that the Plan of Conversion and Reorganization is fair and equitable to its policyholders and that the interests of policyholders are fully and properly protected, and at a meeting duly called and held on January 28, 2003 the Board of Directors voted to approve the Conversion and adopt this Plan of Conversion and Reorganization;

     WHEREAS, the Board of Directors has directed that this Plan of Conversion and Reorganization be submitted to the Voting Members (as defined) of the MHC for approval; and

     WHEREAS, the Board of Directors of the MHC has directed that this Plan of Conversion and Reorganization be submitted to the Commissioner of Insurance and Securities for the District of Columbia (the "Commissioner") for approval.

     NOW, THEREFORE, this Plan of Conversion and Reorganization is entered into by the MHC.

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1.   DEFINITIONS

     As used in this Plan of Conversion and Reorganization, the following words or phrases have the following meanings. The following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     Acting in Concert - The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Adjusted Maximum - Has the meaning specified in Section 10 hereof.

     Affiliate - Any person that controls, is controlled by, or is under common control with another person.

     Appraised Value Range - The range of the estimated consolidated pro forma market value of NCRIC Group on a fully converted basis, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.

     Associate - The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than NCRIC Group, Holdings, MHC, NCRIC, Inc. or a majority-owned subsidiary of NCRIC, Inc.) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of this Plan relating to subscriptions in the offering, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of NCRIC Group, NCRIC, Inc. or any parent or subsidiary.

     Commissioner - Has the meaning specified in the Preamble.

     Code - The Internal Revenue Code of 1986, as amended.

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     CML - Commonwealth Medical Liability Insurance Company, a District of
Columbia stock insurance company that is a wholly owned subsidiary of NCRIC, Inc.

     Community Offering - The offer and issuance of Subscription Shares as described in Section 8.

     Control - (Including the terms "controlled by", "controlling" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Conversion - The conversion and reorganization of the MHC to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering and the Exchange Offering.

     Conversion Stock - The Subscription Shares and the Exchange Shares.

     Corporation Acts - Means the District of Columbia Corporation Acts, Title 29, chapters 1-3, D.C. Code Ann. (1997).

     Director - A member of the Board of Directors of NCRIC, Inc., NCRIC Group or the MHC, as appropriate in the context.

     DGCL - The Delaware General Corporation Law.

     Effective Date - Has the meaning specified in Section 22.

     Eligible Members - Each Member on the Eligibility Record Date for purposes of determining subscription rights.

     Eligibility Record Date - The date used for determining Eligible Members of the MHC who will receive subscription rights to purchase Subscription Shares, which date shall be the Voting Record Date for the Special Meeting of Members, and which date shall be disclosed in the Prospectus.

     Employees - All Persons who are employed by NCRIC, Inc., NCRIC Group, the MHC or any of their subsidiaries.

     Employee Plans - Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code, and any stock benefit plan established by NCRIC Group which is not so qualified.

     ESOP - The NCRIC Group, Inc. Employee Stock Ownership Plan and related trust.

     Exchange Offering - The offering and exchange of NCRIC Group Common Stock to Minority Stockholders in exchange for Minority Shares.

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     Exchange Ratio - The rate at which shares of Common Stock are exchanged for
Minority Shares upon consummation of the Conversion. The Exchange Ratio shall be determined as of the closing of the Conversion and shall be the rate that will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of NCRIC Group Common Stock immediately upon completion of the Conversion as the percentage of NCRIC Group common stock owned by them in the aggregate immediately prior to the consummation of the Conversion.

     Exchange Shares - The shares of NCRIC Group Common Stock issued to Minority Stockholders in the Exchange Offering.

     Holdings - Has the meaning specified in the Preamble.

     Holding Company Merger - The merger of NCRIC Group, the District of Columbia corporation, with and into NCRIC Group, the Delaware corporation, with NCRIC Group, the Delaware corporation as the surviving entity.

     Independent Appraiser - The appraiser retained by the MHC and NCRIC Group to prepare an appraisal of the pro forma market value of the Conversion Stock.

     Initial Public Offering - Has the meaning specified in the Preamble.

     Insurance Laws - Chapters 7 and 9 of Title 31 of the District of Columbia Code, and any other provision of the District of Columbia Code applicable to insurance companies.

     Majority Ownership Interest - The percentage of common stock of NCRIC Group owned by Holdings immediately prior to the completion of the Conversion.

     Member - A Person who, by the records, and the Rules, Regulations and Bylaws of the MHC, is deemed to be a member of the MHC by reason of being a Policyholder of NCRIC, Inc.

     Membership Interests - The interests of the Members of the MHC, prior to the Effective Date, as specified under District of Columbia law and the Rules, Regulations and Bylaws of the MHC.

     MHC Merger - The merger of the MHC with and into NCRIC Group, with NCRIC Group as the surviving entity, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

     Mid-Tier Merger - The merger of Holdings with and into NCRIC Group, with NCRIC Group as the surviving entity, which shall occur immediately prior to the MHC merger and the completion of the Conversion, as set forth in this Plan.

     Minority Ownership Interest - The percentage of the NCRIC Group's common stock held by stockholders other than Holdings immediately prior to the completion of the Conversion.

     Minority Shares - Any outstanding common stock of NCRIC Group, or shares of common stock of the NCRIC Group issuable upon the exercise of options or grant of stock

                                        5

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awards, held by persons other than Holdings, immediately prior to the completion of the Conversion.

     Minority Stockholder - Any owner of Minority Shares.

     MHC - Has the meaning set forth in the Preamble.

     NCRIC Group - Has the meaning specified in the Preamble. References to NCRIC Group shall include, as appropriate in the context, the corporation organized under the DGCL under the name NCRIC Group, Inc., which shall succeed to NCRIC Group and issue shares in the Conversion.

     NCRIC Group Common Stock - The common stock, par value $.01 per share, of NCRIC Group.

     NCRIC, Inc. - NCRIC, Inc., a District of Columbia stock insurance company, and a wholly owned subsidiary of NCRIC Group.

     Offering - The offering and issuance, pursuant to this Plan, of NCRIC Group Common Stock in a Subscription Offering, Community Offering, Syndicated Community Offering or Underwritten Public Offering, as the case may be. The term "Offering" includes any shares of NCRIC Group Common Stock that are offered for sale but not purchased in the Subscription Offering and Community Offering. The term "Offering" does not include NCRIC Group Common Stock issued in the Exchange Offering.

     Offering Range - The range of the number of shares of NCRIC Group Stock offered for sale in the Offering multiplied by the Subscription Price. The Offering Range shall be equal to the Appraised Value Range multiplied by the Majority Ownership Interest, divided by the Subscription Price.

     Officer - An executive officer of NCRIC, Inc., NCRIC Group, or the MHC as appropriate in the context, which includes the Chief Executive Officer, President, Senior Vice Presidents, Executive Vice President in charge of principal business functions, Secretary and Controller and any Person performing functions similar to those performed by the foregoing persons.

     Order Form - Any form (together with any cover letter and acknowledgments) sent to any Eligible Member or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

     Participant - Any Eligible Member, the Employee Plans, and officers, directors and employees of NCRIC, Inc., CML and NCRIC Group.

     Person - A Person means an individual, corporation, joint venture, partnership, limited liability company, association, trust, unincorporated entity, or any organization, government, or department or agency thereof. A Person who is a Policyholder in more than one legal capacity shall be deemed to be a separate Person in each such capacity.

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     Plan - This Plan of Conversion and Reorganization of the MHC as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

     Policy - Each insurance policy or insurance contract (other than any reinsurance contract) that has been issued by NCRIC, Inc. and is in force as of the relevant date.

     Policyholder - A holder of a Policy as shown in NCRIC Inc.'s records. The identity of a Policyholder shall be determined without giving effect to any interest of any other Person in a Policy held by such Policyholder. The Policyholder, as reflected in the records of and as determined in good faith by NCRIC, Inc., shall conclusively be presumed to be a Policyholder and NCRIC, Inc. shall not be required to examine or consider any other facts or circumstances.

     Prospectus - The one or more documents used in offering the Conversion
Stock.

     Public Hearing - The Public Hearing that may be held by the Commissioner as specified in Section 2.

     SEC - The Securities and Exchange Commission.

     Special Meeting of Members - The special meeting of Members and any adjournments thereof held to consider and vote upon this Plan. The Special Meeting of Members shall be held not less than 10, and not more than 60, days after notice of Special Meeting is mailed to Members.

     Special Meeting of Stockholders - The special meeting of stockholders of NCRIC Group and any adjournments thereof held to consider and vote upon the Plan.

     Subscription Offering - The offering of Subscription Shares to
Participants.

     Subscription Price - The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the NCRIC Group and fixed prior to the commencement of the Subscription Offering.

     Subscription Shares - The shares of NCRIC Group Common Stock offered for sale in the Offering. Subscription Shares do not include shares of NCRIC Group Common Stock issued in exchange for Minority Shares in the Exchange Offering.

     Syndicated Community Offering - The offering of Subscription Shares, at the sole discretion of the NCRIC Group, following the Subscription and Community Offerings through a syndicate of broker-dealers.

     Stock Award Plan - The stock award plan established by NCRIC Group to purchase Subscription Shares.

     Underwritten Public Offering - The offering of NCRIC Group Common Stock following or concurrently with the Subscription Offering and any Community or Syndicated Community Offering by one or more Underwriters on a firm commitment basis pursuant to Section 13.

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     Underwriter - Any one or more investment banking firms that agrees in connection with the Conversion to purchase from the NCRIC Group and sell to the public in an Underwritten Public Offering shares of NCRIC Group Common Stock not subscribed for in the Subscription Offering, the Community Offering or any Syndicated Community Offering.

     Voting Members - The Members as of the Voting Record Date for the Special Meeting of Members.

     Voting Record Date - The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members and/or the Special Meeting of Stockholders, which Voting Record date for Members shall be January 28, 2003.

2.   PROCEDURES FOR CONVERSION

     A. After approval of the Plan by the Board of Directors of NCRIC Group and the Board of Directors of the MHC, this Plan together with all other requisite material, including without limitation the independent appraisal, the proxy statement and form of proxy to be distributed to the Voting Members, and the proposed certificate of incorporation and bylaws of NCRIC Group that will take effect upon completion of the Conversion, shall be submitted to the Commissioner for approval. In accordance with the Insurance Laws, the Commissioner may hold a public hearing ("Public Hearing"), notice of which shall be provided to Members as required.

     B. Promptly following approval by the Commissioner, the Plan will be submitted to a vote of (i) Voting Members at the Special Meeting of Members, and
(ii) the Stockholders of the NCRIC Group at the Special Meeting of Stockholders. The MHC will mail to all Voting Members, at their last known address appearing on the records of MHC and NCRIC, Inc., a proxy statement describing the Plan (which may be combined with the Prospectus), which will be submitted to a vote of Voting Members at the Special Meeting of Members. The mailing of the proxy statement to the Voting Members shall occur within 45 days of the Commissioner's approval of the Plan. NCRIC Group also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. In addition, all Voting Members will receive, or in the alternative if the proxy statement includes a summary of the Plan, be given the opportunity to request, a copy of the Plan as well as the proposed certificate of incorporation and bylaws of NCRIC Group. Upon approval of the Plan by at least (i) a majority of the total number of votes cast by Voting Members, (ii) two-thirds of the outstanding common stock of the NCRIC Group, and (iii) a majority vote of Minority Stockholders present in person or by proxy, the MHC, NCRIC, Inc. and NCRIC Group will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and Offering. The Conversion must be completed within 24 months of the approval of the Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

     C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and the Insurance Laws and approved by the Commissioner. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the MHC and Group immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to

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consummate the Conversion pursuant to the Plan, the intent of the Board of
Directors of the MHC and the Board of Directors of NCRIC Group, and the Insurance Laws. Approval of the Plan by Voting Members and stockholders of the NCRIC Group also shall constitute approval of each of the transactions necessary to implement the Plan.

          (1) Holdings will merge with and into NCRIC Group (the "Mid-Tier Merger") with NCRIC Group as the resulting entity pursuant to an Agreement of Merger between Holdings and NCRIC Group. As a result of the Mid-Tier Merger, Mutual Holding Company will receive the shares of NCRIC Group Common Stock held by Holdings and the Holdings Common Stock held by Mutual Holding Company will be cancelled.

          (2) Immediately following the Mid-Tier Merger, Mutual Holding Company will convert to a stock company and merge with and into NCRIC Group, with NCRIC Group as the surviving entity (the "MHC Merger"), pursuant to an Agreement of Merger between NCRIC Group and Mutual Holding Company. The Mutual Holding Company members will constructively exchange their membership interests for stock of the converted company and then will exchange the stock of the converted company for interests in a liquidation account in NCRIC Group.

          (3) Immediately after the MHC Merger, NCRIC Group will merge with and into a Delaware Corporation that is initially to be established as a subsidiary of NCRIC Group, with the Delaware Corporation (which shall be referred to herein as "NCRIC Group (Delaware)") as the surviving entity, pursuant to an Agreement of Merger between NCRIC Group and NCRIC Group (Delaware) (the "Holding Company Merger"). As a result of the Holding Company Merger, Minority Stockholders will exchange their shares of NCRIC Group for shares of NCRIC Group (Delaware), pursuant to the Exchange Ratio (as defined in the Plan of Conversion). Persons who received an interest in the liquidation account in NCRIC Group will exchange their liquidation account in NCRIC Group for an interest in a liquidation account ("Liquidation Account") in and subscription rights to purchase shares of NCRIC Group (Delaware), as the successor to the MHC.

          (4) Immediately after the above mergers, NCRIC Group (Delaware) will sell the Subscription Shares in the Offering.

     D. As part of the Conversion, each of the Minority Shares shall automatically, without further action of the holder thereof, be converted into and become the right to receive new shares of NCRIC Group Common Stock based upon the Exchange Ratio. Options to purchase shares of NCRIC Group common stock which are outstanding immediately prior to the Effective Date shall be converted into options to purchase shares of NCRIC Group Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

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     E. NCRIC Group shall register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, the NCRIC Group shall prepare preliminary proxy materials as well as other applications and information for review by the SEC in connection with the solicitation of stockholder approval of the Plan.

     F. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the NCRIC Group prior to the Effective Date shall continue without interruption in NCRIC Group by virtue of the Holding Company Merger and the Conversion without any deed or other document of transfer. NCRIC Group, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the NCRIC Group prior to the Effective Date. NCRIC Group shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the NCRIC Group immediately prior to the Effective Date, including liabilities for all debts, obligations and contracts of the NCRIC Group, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of the NCRIC Group.

     G. The Certificate of Incorporation and Bylaws of NCRIC Group to be effective upon consummation of the Conversion shall read in the form of Exhibits A and B.

3.   SALE OF SUBSCRIPTION SHARES

     The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Proxy Statement for the Special Meeting of Members. Any shares of NCRIC Group Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering. The Community Offering also may begin prior to the Special Meeting of Members. The offer and sale of NCRIC Group Common Stock prior to the Special Meeting of Members, however, is subject to the approval of the Plan by Voting Members and stockholders of the NCRIC Group.

     If feasible, any shares of NCRIC Group Common Stock remaining after the Subscription Offering, and the Community Offering should one be conducted, will be sold in a Syndicated Community Offering or Underwritten Public Offering, or in any manner that will achieve the widest distribution of NCRIC Group Common Stock. The Syndicated Community Offering and/or Underwritten Public Offering may be conducted in addition to, or instead of, a Community Offering. The issuance of NCRIC Group Common Stock in any Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of NCRIC Group Common Stock in the Syndicated Community Offering or Underwritten Public Offering is consummated and only if the required minimum number of shares of NCRIC Group Common Stock has been issued. The Community Offering, and the Syndicated Community Offering or Public Offering if any, shall be completed within 45 days of the end of the Subscription Offering, unless extended by NCRIC Group.

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4.   PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

     The total number of shares (or a range thereof) of Conversion Stock to be offered in the Conversion will be determined by the Board of Directors of NCRIC Group immediately prior to the commencement of the Subscription and Community Offerings, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range multiplied by the Majority Ownership Percentage. The estimated pro forma consolidated market value of NCRIC Group will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of NCRIC Group, as may be amended, divided by the Subscription Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of NCRIC Group, as may be amended, divided by the Subscription Price, and (ii) the Majority Ownership Interest.

     In the event that the Subscription Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any resolicitation shall be effected in such manner and within such time as NCRIC Group and the MHC shall establish, if all required regulatory approvals are obtained.

     Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms to NCRIC Group that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of NCRIC Group. If such confirmation is not received, NCRIC Group may cancel the Offering, extend the Conversion and establish a new Subscription Price and/or Appraised Value Range, extend, reopen or hold a new Offering, or take such other action as the Commissioner may permit.

     The NCRIC Group Common Stock to be issued in the Conversion shall be fully paid and nonassessable. NCRIC Group may retain up to 50% of the proceeds of the Offering.

5.   SUBSCRIPTION RIGHTS OF MEMBERS (FIRST PRIORITY)

     A. Each Eligible Member shall have a nontransferable subscription right to purchase in the Subscription Offering 100,000 shares of NCRIC Group Common Stock.

     B. In the event that Eligible Members exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Members so as to permit each subscribing Eligible Member to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to 100 shares. Any remaining shares will be

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allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied sufficient to make his or her total allocation of Subscription Shares equal to 1,000 shares. Any remaining shares will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion that the aggregate number of shares as to which the Eligible Member's subscription remains unsatisfied bears to the aggregate number of shares as to which all Eligible Members' subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Members, the excess shall be reallocated (one or more times as necessary) among those Eligible Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

6.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

     The Employee Plans of NCRIC Group shall have subscription rights to purchase in the aggregate up to 12% of the Subscription Shares issued in the Offering. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by or borrowed from NCRIC Group or NCRIC, Inc. and/or borrowed from an independent financial institution to exercise such subscription rights, and NCRIC Group and NCRIC, Inc. may make scheduled discretionary contributions thereto. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of NCRIC Group or NCRIC, Inc.

7.   SUBSCRIPTION RIGHTS OF DIRECTORS, OFFICERS AND EMPLOYEES (THIRD PRIORITY)

     Each Officer, Director and Employee of NCRIC Group and NCRIC, Inc., who is not an Eligible Member, shall have a nontransferable subscription right to purchase in the Subscription Offering 100,000 shares of NCRIC Group Common Stock. In the event that the Officers, Directors and Employees of NCRIC Group and NCRIC, Inc. exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for purchase, then shares of common stock will be allocated in the proportion in which the number of shares subscribed for by each person bears to the aggregate number of shares subscribed by all Officers, Directors and Employees in the Section 7.

8.   COMMUNITY OFFERING

     Subject to the rights of persons exercising subscription rights in the Subscription Offering, Conversion Stock may be offered for sale to the general public through a Community Offering, with preference as to the purchase of Conversion Stock given first to persons who are (i) policyholders of NCRIC, Inc. but who are not Eligible Members, (ii) policyholders of CML, and (iii) stockholders of NCRIC Group who are not Eligible Members. The Community Offering, if any, may commence simultaneously with the Subscription Offering, or may commence during or after the commencement of the Subscription Offering, as the Board of Directors of NCRIC Group so determines. The right to subscribe for shares of Conversion Stock in the Community Offering is subject to the right of NCRIC Group to accept or reject such subscriptions in whole or in part in their sole discretion. Conversion Stock being sold in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. Shares for which subscriptions have not been received

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

may be issued for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of securities of financial services companies, including insurance companies. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. Any Person may purchase up to 100,000 shares of NCRIC Group Common Stock in the Community Offering, subject to the purchase limitations specified in Section 10.

9.   SYNDICATED COMMUNITY OFFERING/UNDERWRITTEN PUBLIC OFFERING

     If feasible, the Board of Directors may determine to offer Subscription Shares not issued in the Subscription Offering, in a Syndicated Community Offering and/or through an Underwriter in an Underwritten Public Offering, all subject to such terms, conditions and procedures as may be determined by NCRIC Group, in a manner that will achieve the widest distribution of NCRIC Group Common Stock, subject to the right of NCRIC Group to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the case of an Underwritten Public Offering, Subscription Shares will be sold to an Underwriter for resale in an Underwritten Public Offering. The price to be paid by the Underwriter for Subscription Shares will be equal to the aggregate price at which such shares were offered in the Subscription Offering, less the amount of an underwriting discount, which will be negotiated by NCRIC Group and the Underwriter. In the Syndicated Community Offering and/or Underwritten Public Offering, any Person may purchase up to 100,000 shares of NCRIC Group Common Stock, subject to the purchase limitations specified in Section 10.

     Provided that the Subscription Offering has begun, NCRIC Group may begin the Syndicated Community Offering or Underwritten Public Offering at any time, provided that the completion of the offer and sale of NCRIC Group Common Stock will be conditioned upon the approval of the Plan by Voting Members. If the Syndicated Community Offering or Underwritten Public Offering does not begin pursuant to the provisions of the preceding sentence, such offering will begin as soon as practicable following the date upon which the Subscription and Community Offerings terminate. The provisions of Section 10 shall not be applicable to sales to Underwriters in an Underwritten Public Offering for purposes of such an offering, but shall be applicable to the sales by the Underwriters to the public.

     If for any reason a Syndicated Community Offering or an Underwritten Public Offering of shares of NCRIC Group Common Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of NCRIC Group Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or Underwritten Public Offering, if possible, NCRIC Group will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Commissioner.

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

10.  LIMITATION ON PURCHASES

     The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

     A. The maximum number of shares of NCRIC Group Common Stock which may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 100,000 shares of NCRIC Group Common Stock, except that the ESOP may purchase up to 8%, and the Stock Award Plan may purchase up to 4%, of NCRIC Group Common Stock issued in the Offering.

     B. The maximum number of shares of NCRIC Group Common Stock which may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of NCRIC Group Common Stock issued in the Conversion.

     C. A minimum of 100 shares of NCRIC Group Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available.

     D. The maximum number of shares of NCRIC Group Common Stock that may be subscribed for or purchased in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 5% of the shares of NCRIC Group Common Stock issued and outstanding at the completion of the Conversion, except that this limitation shall not apply to the Employee Plans.

     If the number of shares of NCRIC Group Common Stock otherwise allocable pursuant to Sections 5 through 9, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of NCRIC Group Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

     Depending upon market or financial conditions, the Board of Directors of NCRIC Group, with the receipt of any required approvals of the Commissioner and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan. If NCRIC Group increases the maximum purchase limitations, NCRIC Group is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of NCRIC Group resolicit certain other large subscribers. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of NCRIC Group in its sole discretion.

     In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to 15% (the "Adjusted Maximum"), the additional shares will be used to fill the orders from the Employee Plans and the

Officers, Directors and Employees of NCRIC Group and NCRIC, Inc., and then will be allocated in accordance with the priorities set forth in this Plan.

     For purposes of this Section 10, the Directors of NCRIC Group, MHC, Holdings, NCRIC, Inc. and their affiliate and subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of such entities.

     Each Person purchasing NCRIC Group Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

11.  PAYMENT FOR SUBSCRIPTION SHARES

     All payments for NCRIC Group Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to NCRIC Group, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of NCRIC Group Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion.

     Payment for NCRIC Group Common Stock subscribed for shall be made by check, money order or bank draft and shall be placed in escrow with a commercial bank pursuant to an escrow agreement. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with any interest that has been earned pursuant to the escrow agreement.

12.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

     As soon as practicable after the Prospectus prepared by NCRIC Group has been declared effective by the SEC, Order Forms will be distributed to the Participants at their last known addresses appearing on the records of NCRIC Group for the purpose of subscribing for shares of NCRIC Group Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered. Notwithstanding the foregoing, NCRIC Group may elect to send Order Forms only to those Persons who request them after receipt of such notice in a form approved by the Commissioner and which is adequate to apprise the such persons of the pendency of the Subscription Offering. Such notice may be included with the proxy statement for the Special Meeting of Members and also may be included in the notice of the pendency of the Conversion and the Special Meeting of Members sent to all Eligible Members in accordance with Insurance Laws and policy of the Commissioner.

     Each Order Form will be preceded or accompanied by a Prospectus describing NCRIC Group and the Offering. Each Order Form will contain, among other things, the following:

     A. A specified date by which all Order Forms must be received by NCRIC Group, which date shall be not less than twenty 20, nor more than 45 days, following the date on which the Order Forms are mailed by NCRIC Group, and which date will constitute the termination of the Subscription Offering unless extended;

     B. The Subscription Price per share for shares of NCRIC Group Common Stock to be sold in the Offering;

     C. A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

     D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

     F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to NCRIC Group within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of NCRIC Group Common Stock for which the recipient elects to subscribe in the Subscription Offering; and

     G. A statement to the effect that the executed Order Form, once received by NCRIC Group, may not be modified or amended by the subscriber without the consent of NCRIC Group.

     Notwithstanding the above, NCRIC Group reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

13.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

     In the event Order Forms (a) are not delivered and are returned, or notice of nondelivery is given, to NCRIC Group by the United States Postal Service, (b) are not received back by NCRIC Group after the expiration date specified thereon, (c) are defectively filled out or executed, or (d) are not accompanied by the full required payment, unless waived by NCRIC Group, for the shares of NCRIC Group Common Stock subscribed for, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that NCRIC Group may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as NCRIC Group may specify. The interpretation of NCRIC Group of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Commissioner.

14.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

     NCRIC Group will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of NCRIC Group Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of NCRIC Group Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which all of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of NCRIC Group Common Stock to such Persons would require NCRIC Group under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

15.  NCRIC, INC. POLICYHOLDERS

     On and after the Effective Date, every Policy issued by NCRIC, Inc. that is in force on the Effective Date shall continue as a Policy of NCRIC, Inc. and all policy and contract rights of all such Policies shall be and remain as they existed prior to the Effective Date, except that as a result of the Conversion, the membership interests in the MHC associated with a Policy shall be extinguished and no membership interest shall thereafter be conferred as a result of the existence or issuance of a Policy issued by NCRIC, Inc.

15A. ESTABLISHMENT OF LIQUIDATION ACCOUNT

     There shall be established at the time of the MHC Merger, a Liquidation Account in an amount equal to the percentage of the outstanding shares of the common stock of NCRIC Group owned by Holdings immediately prior to the Mid-Tier Merger multiplied by NCRIC Group's total stockholders' equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion. Following the Conversion, the Liquidation Account will be maintained by NCRIC Group (Delaware) for the benefit of Eligible Members who continue to be policyholders of NCRIC, Inc. The Liquidation Account shall be maintained for a period of five years following completion of the Conversion. Each Eligible Member shall hold a related inchoate interest in the Liquidation Account balance, proportionate to the annualized premiums related to his/her policy with NCRIC, Inc. as of the Eligibility Record Date in relation to all annualized premiums of Eligible Members. At any time that an Eligible Member ceases to be a policyholder of NCRIC, Inc., his/her interest in the Liquidation account shall terminate and the Liquidation account shall be proportionately reduced. Except for the foregoing, no change in an Eligible Member's policy with NCRIC, Inc. subsequent to the completion of the Conversion shall in any manner effect the Liquidation Account or the Eligible Member's interest in the Liquidation Account.

     In the unlikely event of a complete liquidation of NCRIC Group (and only in such event), following all liquidation payments to creditors (including, if applicable, any claims by a receivor for NCRIC, Inc. under Chapter 7 of the Insurance and Securities Laws of the District of Columbia), each Eligible Member shall be entitled to receive a proportionate liquidating distribution from the Liquidation Account, before any liquidation distribution may be made to any holders of the capital stock. No merger, consolidation, purchase of bulk assets, or similar transactions in which NCRIC Group is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the resulting entity.

     The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of NCRIC Group, except that NCRIC Group shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its stockholders equity to be reduced below the amount required for the Liquidation Account.

16.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     A. All Subscription Shares purchased by Directors or Officers of NCRIC Group in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the Commissioner, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

     B. The restriction on disposition of Subscription Shares set forth above in this Section shall not apply to the following:

          (1) Any exchange of such shares in connection with a merger or acquisition involving NCRIC Group; and

          (2) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

     C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

          (1) Each certificate representing shares restricted by this section shall bear a legend prominently stamped on its face giving notice of the restriction;

          (2) Instructions shall be issued to the stock transfer agent for NCRIC Group not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

          (3) Any shares of capital stock of NCRIC Group issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

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

17. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

     For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Commissioner, any outstanding shares of NCRIC Group Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of NCRIC Group Common Stock, the exercise of any options pursuant to a stock option plan or purchases of NCRIC Group Common Stock made by or held by any Employee Plan of NCRIC Group or NCRIC, Inc. which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

18.  TAX RULINGS OR OPINIONS

     Consummation of the Conversion is expressly conditioned upon prior receipt by the MHC and NCRIC Group of either a ruling, or an opinion of counsel, or a letter of advice from their tax advisor, with respect to applicable federal and state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the MHC, the NCRIC Group, or NCRIC Inc., or the Eligible Members receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

19.  STOCK BENEFIT PLANS

     A. NCRIC Group is authorized to adopt Employee Plans in connection with the Conversion, including without limitation, the Stock Award Plan. Existing Employee Plans, such as the ESOP, as well as any newly created Employee Plans may purchase shares of NCRIC Group Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

     B. NCRIC Group is authorized to adopt a stock option plan that may reserve for issuance, pursuant to the exercise of options to be granted to officers, directors and employees of NCRIC Group and its affiliates, a number of shares of NCRIC Group Common Stock in an amount up to 10% of the shares issued in the Offering, which options may be granted effective upon completion of the Conversion or thereafter.

     C. As a result of the Conversion and approval of this Plan, stockholders of NCRIC Group and Voting Members shall be deemed to have ratified and approved all employee stock benefit plans established by NCRIC Group in connection with the Conversion and disclosed in the Prospectus or Proxy Statement and shall have agreed to issue or reserve for issuance NCRIC

Group Common Stock pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the NCRIC Group common stock held by existing Employee Benefit Plans shall be converted into such number of shares of NCRIC Group Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion, all rights outstanding under all stock option plans shall become rights for shares of NCRIC Group Common Stock, with each such right being for a number of shares of NCRIC Group Common Stock based upon the Exchange Ratio and the number of shares of NCRIC Group common stock that were available thereunder immediately prior to consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

20.  RESTRICTIONS ON ACQUISITION OF NCRIC GROUP

     A. For a period of five years from the date of consummation of the Conversion, no person individually or in concert with others, other than a tax-qualified Employee Plan, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 5% of any class of an equity security of NCRIC Group without the prior written consent of the Commissioner.

     B. The Certificate of Incorporation of NCRIC Group may contain a provision stipulating that for a period of five years from the date of consummation of the Conversion, any person who beneficially owns in excess of 5% of NCRIC Group Common stock issued and outstanding in violation of A above shall not be entitled or permitted to any vote with respect to any shares held in excess of 5%, nor shall such shares be counted as voting stock in connection with any matter submitted to stockholders.

     C. For the purposes of this section:

          (1) The term "person" includes an individual, a firm, a corporation or other entity;

          (2) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

          (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

          (4) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. (S) 8c(a)(10).

21.  CERTIFICATE OF INCORPORATION AND BYLAWS

     By voting to adopt this Plan, Voting Members will be voting to adopt the Certificate of Incorporation and Bylaws for NCRIC Group attached as Exhibits A and B to this Plan.

22.  CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

     The Effective Date of the Conversion (the "Effective Date") shall be the date upon which the Holding Company Merger shall be effective under the DGCL. The Effective Date shall occur after all requisite regulatory, policyholder and stockholder approvals have been obtained, and sufficient subscriptions and orders for Subscription Shares have been received. The Closing of the sale of all shares of NCRIC Group Common Stock sold in the Offering shall occur simultaneously on the effective date of the Closing.

23.  EXPENSES OF CONVERSION

     The MHC, NCRIC, Inc. and NCRIC Group may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

24.  AMENDMENT OR TERMINATION OF PLAN

     If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Commissioner or otherwise at any time prior to solicitation of proxies from Voting Members and NCRIC Group stockholders to vote on this Plan by the Board of Directors of the MHC, and at any time thereafter by the Board of Directors of the MHC with the concurrence of the Commissioner. Any amendment to this Plan made after approval by Voting Members and NCRIC Group stockholders with the approval of the Commissioner shall not necessitate further approval by Voting Members unless otherwise required by the Commissioner. The Board of Directors of the MHC may terminate this Plan at any time. No Person shall have any rights or claims against NCRIC Group, NCRIC, Inc. or the MHC or their respective Board of Director based on abandonment of this Plan of Conversion and Reorganization.

     By adoption of the Plan, Voting Members of the MHC authorize the Board of Directors of the MHC to amend or terminate the Plan under the circumstances set forth in this Section.

25.  CONDITIONS TO CONVERSION

     Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

     A. Prior receipt by the MHC and NCRIC Group of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in herein;

     B. The issuance of the Subscription Shares offered in the Conversion; and

     C. The completion of the Conversion within the time period specified in
Section 3 of this Plan.

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

26.  INTERPRETATION

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of NCRIC Group or the MHC shall be final, subject to the authority of the Commissioner.

27.  MISCELLANEOUS

     A. No Transfer or Exchange. The Reorganization shall not be construed to result in any reinsurance or in any real or constructive issuance or exchange of any insurance policy or contract or any other transfer of any assets, rights or obligations of the MHC.

     B. Directors and Officers. The directors and officers of NCRIC Group immediately prior to the Effective Date shall continue as the directors and officers of NCRIC Group following the Effective Date.

     C. Compensation of Officers, Directors and Employees. No director, officer or employee of the MHC shall receive any fee or any other consideration, other than their usual salary and compensation, fees, or consideration as a Policyholder, in connection with this Plan.

     D. Notices. If the MHC substantially complies in good faith with the requirements of the Insurance Laws or the terms of this Plan with respect to the giving of any required notice to Voting Members, its failure in any case to give such notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken hereunder with respect to the Conversion or entitle such person to any injunctive or other equitable relief with respect thereto.

     E. Governing Law. The terms of this Plan of Conversion and Reorganization shall be governed by construed in accordance with the laws of the District of Columbia.

     F. Headings. Headings contained in this Plan are for convenience only, and shall not be considered in construing any of the provisions hereof.

     G. Preamble. The Preamble is a general expression of the concepts of this Plan of Conversion and Reorganization. It is not, and shall not be construed to be, a substantive part of this Plan of Conversion and Reorganization except for definitions included therein.

     IN WITNESS WHEREOF, NCRIC, A Mutual Holding Company, by authority of its Board of Directors, has caused this Plan of Conversion and Reorganization to be approved as of January 28, 2003.

                                       22